EXHIBIT 2.3

                              SHAREHOLDER AGREEMENT

MR. PETR HAMZA, residing at Brno, Mozokly 16, Czech Republic, DOB 4 July 1961, Birth Code Number 610704/1248 (the "Seller")

and

MEDCOM USA, INC., registered office at 18001 Cowan, Suites C&D, Irvine, California 92614, USA, represented by Mark Bennett, President (the "Buyer").

execute this shareholder agreement ("Agreement") in compliance with Czech law and the provisions of Article 115, Pars 2 and 3 of At 513/1991 Sb.

                                   ARTICLE I

The Seller is the owner of a 13% share in DCB Actuaries and Consultants s.r.o., registered office of Brno, Kozi 7, Czech Republic ("DCB") on the size of his investment of 130,000 CZK in the DCB founding capital totaling 1,000,000 CZK.

                                   ARTICLE II

In agreement with the decision of the general meeting of DCB held on 31 March 2000, the Seller hereby transfers his entire share defined in Article I of this Agreement to the Buyer, and the Buyer shall accept the share. At the same time, the Buyer states that it agrees with the Memorandum of Association that governs the legal situation in DCB.

                                  ARTICLE III

For his entire share, the Seller shall receive within 30 days after the execution of this Agreement from the Buyer an amount of 150,000 (one hundred fifty thousand) USD to the Seller's bank account and preferred stock, convertible after 1 year to 13,000 of the Buyer common shares. The preferred stock certificate will be mailed by certified carrier.

                                   ARTICLE IV

The transfer of the share shall take effect as of the date of signing this Agreement and under the terms outlined in Article VI. The Buyer agrees with the terms and conditions of this Agreement.

                                   ARTICLE V

By signing this Agreement, the Buyer becomes the owner of a 13% share of DCB.

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                                   ARTICLE VI

By signing this Agreement, the Seller ceases to be a shareholder in DCB and shall have no rights or obligations of DCB shareholders. This agreement will only be effective if the Buyer acquires one hundred percent (100%) of the DCB shares.



In Brno, on this 31st day of March, 2000

/s/ MR. PETR HAMZA                                 /S/ MARK BENNETT
---------------------------------                  -----------------------------
Mr. Petr Hamza                                     Mark Bennett, President
                                                   MedCom USA, Inc.




As a translator of the English language accredited on 5 September 1994 by the Regional court in Brno under No. 373/94, I hereby certify that the translation corresponds to the text of the attached document.

The translation is registered under No. 175 in the Translator's Ledger.



In Brno, on this 31st day of March 2000.



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